Advanced Series Trust
For the annual period ended 12/30/09
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.  Name of Fund:
  Advanced Series Trust - Small Cap Value Portfolio (JPM sleeve)

1.  Name of Issuer:  Rehab Care Group, Inc.

2.  Date of Purchase:  11/12/09

3.  Number of Securities Purchased:  8,800

4.  Dollar Amount of Purchase:  $213, 600

5.  Price per Unit:  $24.00

6.  Name(s) of Underwriter(s) or Dealer(s) from whom purchased:
Merrill Lynch & Co. Inc.

7.  Other Members of the Underwriting Syndicate:
J.P. Morgan, Deutsche Bank, RBC Capital Markets and Morgan Keegan.